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                                                              EXHIBIT 99.B(p)1.b

                            THE SM&R FAMILY OF FUNDS

                       CODES OF ETHICS FOR SENIOR OFFICERS

STATEMENT OF GENERAL PRINCIPLES

     The Board of Directors of the SM&R Family of Funds (the "Funds") have adopted this Code of Ethics ("Code") applicable to their Principal Executive Officer and Principal Financial and Accounting Officer and others who may serve in similar functions (the "Covered Officers") to promote:

     - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - Full, fair, accurate, timely and understandable disclosure in documents filed with the Securities and Exchange Commissions ("SEC") and in other public communications;

     -    Compliance with applicable governmental laws, rules and regulations;

     - The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

     -    Accountability for adherence to the Code.

No Code can address every situation that a Senior Officer might face. As a guiding principle, Senior Officers should adhere to a high standard of business ethics and strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information that Fund shareholders have a right to expect.

SECTION 1. HONEST AND ETHICAL CONDUCT

     Each Covered Officer named in Exhibit A of this Code owes a duty to the Funds and the Funds shareholders to act with integrity and honesty in the conduct of his/her duties and responsibilities while maintaining the confidentiality of information. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

SECTION 2. AVOIDANCE OF CONFLICTS OF INTEREST

     DEFINITION:

     A "CONFLICT OF INTEREST" OCCURS WHEN A COVERED OFFICER'S PRIVATE INTEREST INTERFERES WITH THE INTERESTS OF, OR HIS SERVICE TO, THE FUNDS. FOR EXAMPLE, A CONFLICT OF INTEREST WOULD ARISE IF A COVERED OFFICER, OR A MEMBER OF HIS FAMILY, RECEIVES IMPROPER PERSONAL BENEFITS AS A RESULT OF HIS POSITION WITH THE FUNDS.

     Covered Officers must avoid any actual or apparent conflict of interest, direct or indirect, between personal and professional relationships. A Covered Officer should not engage in personal, business or professional relationships or dealings which would impair his/her independence or judgement or adversely affect the performance of his/her duties in the best interests of the Funds and its shareholders. Any relationship or dealing that would present a conflict for a Covered Officer could also present a conflict if it is related to a member of his/her immediate family.

     Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Funds and are already subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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     It is recognized by the Board that, conflicts may arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, the Board recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The Board recognizes that participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the expectation of the Board of the performance by the Covered Officers of their duties as officers of the Funds.

     Each Covered Officer must:

     -    Handle any actual or apparent conflict of interest ethically;

     -    Avoid conflicts of interest wherever possible;

     - Not use his/her personal influence or personal relationships to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of any of the Funds;

     - Not cause any of the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of any of the Funds;

     - Not use knowledge of portfolio transactions made or contemplated for the Funds to profit or cause others to profit, by market effect of such transactions;

     Some conflict of interest or potential conflict of interest situations should always be discussed with the Funds Legal Counsel, if material, include:

     -    Service as a director on the board of any public or private company;

     - Any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his/her responsibilities with the Funds;

     - The receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety or other formulation as the Funds already use in another code of ethics or conduct;

     - A direct ownership interest in, or any consulting or employment relationship with, any of the Funds; service providers, other than its investment adviser, principal underwriter, or other SM&R and its parent organization's affiliated entities and other than a de minimis ownership interest (for purposes of this section of the Code an ownership interest of 1% or less shall constitute a de minimis ownership interest, and any ownership interest of more than 1% creates a rebuttable presumption that there may be a material conflict of interest); and

     - A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with SM&R, its subsidiaries, its parent organizations and any affiliates or subsidiaries thereof, such as compensation or equity ownership, and other than an interest arising from a de minimis ownership interest in a company with the Funds execute portfolio transactions or a company that receives commissions or other fees related to its sales and redemptions of shares of the Funds (for purposes of this section of the Code an ownership interest of 1% or less shall constitute a de minimis ownership interest, and an ownership interest of more than 1% creates a rebuttable presumption that there may be a material conflict of interest)..

SECTION 3. DISCLOSURE

Covered Officers have a supervisory role with respect to the financial information included in reports filed with regulatory agencies and public disclosures by the Funds, and have particular responsibilities in connection with these communications.

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Therefore, Each Covered Officer must:

     - familiarize himself/herself with the disclosure requirements applicable to the Funds as well as the business and financial operations of the Funds;

     - not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds directors and auditors, and to governmental regulators and self-regulatory organizations;

     - ensure that reasonable steps are taken within his/her area of responsibility and consult with other officers and employees of the Funds and the adviser to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with the Funds' shareholders or the general public, in accordance with applicable law.

SECTION 4. COMPLIANCE

It is each Funds policy to comply in all material respects with all applicable governmental laws, rules and regulations. It is the personal responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

SECTION 5. REPORTING AND ACCOUNTABILITY

     Each Covered Officer must:

     - Upon receipt of the Code or upon becoming a Covered Officer, sign and submit to the Chief Compliance Officer of the Funds an acknowledgement stating that he/she has received, read and understands the Code;

     - Annually thereafter submit a form to the Chief Compliance Officer of the Funds confirming that he/she has received, read and understands the Code and has complied with the requirements of the Code;

     - Notify Legal Counsel promptly if he/she becomes aware of any existing or potential violation of this Code;.

     - Not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

     Except as described otherwise below, Legal Counsel is responsible for applying this Code to specific situations in which questions are presented to him/her and has the authority to interpret this Code in any particular situation. Legal Counsel shall take all action he/she considers appropriate to investigate any actual or potential violations reported to him/her. Legal Counsel is authorized to consult, as appropriate, with Chairman of the Audit Committee of the Board and is encouraged to do so.

     Legal Counsel is responsible for granting waivers and determining sanctions, as appropriate. Additionally, the Chairman of the Audit Committee may also consider approvals, interpretations, or waivers sought by the Covered Officers.

     The Funds will follow these procedures in investigating and enforcing this Code;

     - Legal Counsel will take all appropriate action to investigate any potential violations reported to him/her;

     - violations and potential violations will be reported to the Chairman of the Audit Committee of the Board after the investigation has been completed;

     - if the Chairman of the Audit Committee determines that a violation has occurred, he/she will inform the Board, which will take all appropriate disciplinary or preventive action;;

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     -    appropriate disciplinary action, may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notificaiton to the SEC or other appropriate law enforcement authorities;

     - Legal Counsel will be responsible for granting waivers, as appropriate; and

     - any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.

SECTION 6. OTHER POLICIES AND PROCEDURES

     The Funds' and their investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 of the Investment Company Act and the Corporate Policies and Conflict of Interest and Sensitive Transaction Policies of SM&R's parent, American National Insurance Company are separate requirements applying to the Covered Officers and others, and are not part of this Code.

SECTION 7. AMENDMENTS

     Any amendments to this Code, other than amendments to Exhibit A, must be in written form and approved or ratified by a majority vote of the Funds Boards, including a majority of the independent directors.

SECTION 8. CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

SECTION 9. INTERNAL USE

     The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Funds, as to any fact, circumstance, or legal conclusion.


     Date: October 1, 2003

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EXHIBIT A

Persons Covered by this Code of Ethics


     Michael W. McCroskey, President, Chief Executive Officer

     Brenda T. Koelemay, Chief Financial Officer

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                            THE SM&R FAMILY OF FUNDS
                       CODES OF ETHICS FOR SENIOR OFFICERS

                                 ACKNOWLEDGEMENT

       I hereby acknowledged that I am a Principal Officer of the Funds and I am aware of and subject to the Funds' Code of Ethics. Accordingly, I have read and understood the requirements of the Code of Ethics and I am committed to fully comply with the Code of Ethics.

       I recognize my obligations to promote:

       1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       2. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Commission and in other public communications made by the Funds; and

       3.   Compliance with applicable governmental laws, rules and regulations.


Date:  October 29, 2003        Name:   /s/ Michael W. McCroskey
                                    ---------------------------
                                               Michael W. McCroskey
                                      Title: President, Chief Executive Officer

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                            THE SM&R FAMILY OF FUNDS
                       CODES OF ETHICS FOR SENIOR OFFICERS

                                 ACKNOWLEDGEMENT

       I hereby acknowledged that I am a Principal Officer of the Funds and I am aware of and subject to the Funds' Code of Ethics. Accordingly, I have read and understood the requirements of the Code of Ethics and I am committed to fully comply with the Code of Ethics.

       I recognize my obligations to promote:

       4. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       5. Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Commission and in other public communications made by the Funds; and

       6.   Compliance with applicable governmental laws, rules and regulations.


Date:  October 29, 2003    Name:       /s/ Brenda T. Koelemay
                                -----------------------------
                                           Brenda T. Koelemay
                                  Title: Vice President, Chief Financial Officer

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